Exhibit (h)(A44)

PARTICIPATION AGREEMENT

Among

NORTHERN FUNDS,

NORTHERN TRUST INVESTMENTS, INC.,

NORTHERN FUNDS DISTRIBUTORS, LLC,

and

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

THIS AGREEMENT, made and entered into as of this 29 day of April, 2022 by and among Teachers Insurance and Annuity Association of America (hereinafter, the “Company”), a New York insurance company, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be amended from time to time (each account hereinafter referred to as the “Account”), Northern Funds (hereinafter the “Fund”), a Delaware statutory trust, Northern Trust Investments, Inc. (hereinafter the “Adviser”), and Northern Funds Distributors, LLC (hereinafter the “Distributor”), a Wisconsin limited liability company.

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended, (hereinafter the “1940 Act”) and shares of the Fund are registered under the Securities Act of 1933, as amended (hereinafter the “1933 Act”); and

WHEREAS, the Fund generally issues shares only to investors residing in the United States or through a United States based financial intermediary, which may include separate accounts of insurance companies (“Participating Insurance Companies”) that are registered as unit investment trusts under the 1940 Act and fund variable annuity contracts sold to certain qualified pension and retirement plans; and

WHEREAS, the beneficial interest in the Fund is divided into several series of shares, each designated a “Portfolio” and representing the interest in a particular managed portfolio of securities and other assets; and

WHEREAS, the Company has issued or will issue certain individual and group annuity contracts designed to fund tax qualified pension plans under Internal Revenue Code Sections 401(a), 403(a), 403(b), 414(d) and 457, or certificates thereunder, set forth in Schedule A hereto, as it may be amended from time to time by mutual written agreement (the “Contracts”); and

WHEREAS, the Account is duly established and maintained as a segregated asset account, established by resolution of the Board of Trustees of the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to the aforesaid Contracts; and

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WHEREAS, the Company has registered or will register the Account as a unit investment trust under the 1940 Act; and

WHEREAS, the Company intends to purchase shares of other open-end management investment companies that offer shares to the general public to fund the Contracts;

WHEREAS, the Adviser, which serves as investment adviser to the Portfolios, is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and any applicable state securities laws; and

WHEREAS, the Distributor, which serves as the Fund’s principal underwriter, is registered as a broker dealer with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (hereinafter the “1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (hereinafter “FINRA”); and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios listed in Schedule A hereto, as it may be amended from time to time by mutual written agreement (the “Designated Portfolios”), on behalf of the Account to fund the aforesaid Contracts, and such shares are authorized to be sold to unit investment trusts registered under the 1940 Act, such as the Account, at that applicable Designated Portfolio’s net asset value;

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund, the Adviser, and the Distributor agree as follows:

ARTICLE I. Sale of Fund Shares

1.1 The Fund and the Distributor, as applicable, agrees to sell to the Company those shares of the Designated Portfolios which the Account orders, such orders to be executed on a daily basis at the net asset values applicable to the Designated Portfolios next computed after receipt by the Fund or its designee of the order for the shares of the Designated Portfolios.

1.2 Subject to Article VIII hereof, and the terms set forth in the registration statement of the Fund, as amended from time to time (including the Fund’s right to refuse to sell shares to any person), the Fund or its designee agrees to make shares of the Designated Portfolios available for purchase at the applicable net asset value per share by the Company on behalf of the Account, on those days on which the applicable Designated Portfolios calculate (or have calculated) such net asset values pursuant to rules of the SEC, and the Designated Portfolios shall use their best efforts to calculate (or to have calculated) such net asset values on each day which the New York Stock Exchange is open for trading unless otherwise permitted by law and in accordance with the applicable Designated Portfolio’s prospectus or statement of additional information (“SAI”). Notwithstanding the foregoing, the Board of Trustees of the Fund (hereinafter the “Board”), or the Distributor (upon consultation with the Fund), as applicable, may refuse to sell shares of any Designated Portfolio to any person, or suspend or terminate the offering of shares of any Designated Portfolio if such action is required by law or by regulatory authorities having jurisdiction, or is determined to be in the best interests of the shareholders of such Designated Portfolio.

1.3 RESERVED.

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1.4 The Fund agrees to redeem, on the Company’s request, any full or fractional shares of the Designated Portfolios held by the Account (or subaccounts thereof), ordinarily executing such requests at the net asset values of the applicable Designated Portfolios next computed after receipt by the Fund or its designee of the request for redemption, except that (i) the Company shall not redeem Designated Portfolio shares attributable to Contract owners except in circumstances permitted in Section 9.4 of this Agreement, and (ii) the Fund reserves the right to suspend the right of redemption or postpone the date of payment or satisfaction upon redemption consistent with, or otherwise permitted by, the 1940 Act and any rules thereunder, and in accordance with the procedures and policies of the Fund as described in the applicable Designated Portfolio’s then current prospectus and SAI.

1.5 Each Designated Portfolio hereby appoints the Company as its designee for the limited purpose of receipt of purchase and redemption orders on behalf of the Account for shares of the applicable Designated Portfolio made available hereunder, and receipt by such designee shall constitute receipt by the applicable Designated Portfolio; provided that the Company receives any such order in proper form on any Business Day by 4:00 p.m. Eastern time on that Business Day (the “Order Cut-Off Time”) and the Fund receives notice of such order by 9:30 a.m. Eastern time on the next following Business Day. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the applicable Designated Portfolio calculates its net asset value pursuant to the rules of the SEC and the Designated Portfolio’s prospectus and SAI.

1.6 The Company agrees to purchase and redeem the shares of each Designated Portfolio offered by the then current prospectus and SAI of the Fund and in accordance with the provisions of such prospectus and SAI.

1.7 The Company, on behalf of the Account, shall pay for Designated Portfolio shares one Business Day after receipt of an order to purchase such Designated Portfolio shares is made in accordance with the provisions of Section 1.5 hereof. Payment shall be in federal funds transmitted by wire by 3:00 p.m. Eastern time (unless the Fund determines and so advises the Company in writing that sufficient proceeds are available from redemptions of shares of other Designated Portfolios effected pursuant to redemption requests tendered by the Company on behalf of the Account, or unless the Fund otherwise determines and so advises the Company in writing to delay the date of payment, to the extent the Fund may do so under the 1940 Act). If payment in federal funds for any purchase is not received or is received by the Fund after 3:00 p.m. Eastern time on such Business Day, the Company shall promptly, upon the Fund’s request, reimburse the Fund or a Designated Portfolio, as applicable, for any charges, costs, fees, interest or other expenses incurred by the Fund or Designated Portfolio in connection with any advances to, or borrowings or overdrafts by, the Fund or Designated Portfolio, or any similar expenses incurred by the Fund or Designated Portfolio, as a result of portfolio transactions effected by the Fund or Designated Portfolio based upon such purchase request. For purposes of Section 2.8 and 2.9 hereof, upon receipt by the Fund of the federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund. Payment for Designated Portfolio shares redeemed by the Account shall be made by the applicable Designated Portfolio in federal funds transmitted by wire to the Company, on behalf of the Account, or any other designated person by 3:00 p.m. Eastern time on the next Business Day after an order to redeem such Designated Portfolio’s shares is made in accordance with the provision of Section 1.5 hereof (unless redemption proceeds are to be applied to the purchase of shares of other Designated Portfolios in accordance with this Section 1.7). Upon receipt by the Company of the payment on behalf of the Account, such funds shall cease to be the responsibility of the Fund and shall become the responsibility of the Company.

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1.8 Issuance and transfer of a Designated Portfolio’s shares will be by book entry only. Stock certificates will not be issued to the Company or any Account. Shares ordered from the Fund will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

1.9 The Fund shall furnish same day notice (by wire or telephone, followed by written confirmation) to the Company of any income, dividends or capital gain distributions payable on the Designated Portfolios’ shares. The Company hereby elects to receive all such income, dividends, and capital gain distributions as are payable on a Designated Portfolio’s shares in additional shares of that Designated Portfolio at the ex-dividend date net asset values. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

1.10 The Fund shall use its best efforts to make (or to have made) the net asset value per share for each Designated Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated (normally by 6:30 p.m. Eastern time) and shall use its best efforts to make (or to have made) such net asset value per share available by 7 p.m. Eastern time each Business Day. If the net asset value is materially incorrect through no fault of the Company, the Company on behalf of each Account, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct net asset value shall be processed in accordance with the Fund’s applicable policies and procedures and the costs of correcting such errors shall be reimbursed pursuant to Schedule C and in accordance with the Fund’s policies and procedures. Any material error in the calculation or reporting of the net asset value, dividends, or capital gain information shall be reported to the Company immediately upon discovery in accordance with the Funds’ policies and procedures.

1.11 If transactions in shares of the Designated Portfolios are settled through the National Securities Clearing Corporation (“NSCC”) Fund/SERV system, the following provisions shall apply:

(1) The Fund and the Company each represents that it or one of its affiliates, or in the case of the Company its custodian, has entered into the Standard Networking Agreement with the NSCC and it desires to participate in the programs offered by the NSCC Fund/SERV system, which provide (i) an automated process whereby shareholder purchases and redemptions, exchanges and transactions of mutual fund shares and executed through the Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system (“Networking System”).

(2) The Fund and the Company or their designees will be bound by the rules of the NSCC. Without limiting the generality of the following provisions of this section, the Fund and the Company or their designees each will use its best efforts to (i) perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level

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utilized; and (ii) ensure that any information transmitted through the Networking System by it to the other party and pursuant to this Agreement is accurate, complete, and in the format prescribed by the NSCC. The Fund and the Company or their designees will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through the Networking System and to limit the access to, and the inputting of data into, Networking System to persons specifically authorized by such party.

(3) For each Fund/SERV transaction, including transactions establishing accounts with the Fund or its affiliates, the Company or its designee shall provide the Fund and its affiliates with all information reasonably necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Company hereby certifies is and shall remain true and correct. The Company or its designee shall maintain documents required by the Fund to effect Fund/SERV transactions.

(4) As limited designee of each Designated Portfolio in accordance with Section 1.5 hereof, the Company is authorized on behalf of each Designated Portfolio to: (a) receive orders for the purchase and/or redemption of shares of any Designated Portfolio based on Contract owner instructions and other authorized account transactions (prior to the time indicated in Section 1.5 hereof) on each Business Day (T), and (2) transmit (or have transmitted) to the Fund via the Networking System by the time of receipt of 7:00 a.m. Eastern time from the NSCC on the following Business Day, (T+1), a file containing the order, in dollars or shares, by each Account for shares of each Designated Portfolio for the preceding Business Day.

(5) Settlement for all orders effected through the Networking System will occur on a (T+1) basis, in same day funds (the “Settlement Date”). If payment in federal funds for any purchase is not received or is received by the Fund after the applicable Settlement Date, and Fund shall promptly provide notification to the Company that payment in federal funds for such purchases was not received or received after the applicable Settlement Date in order for the Company to review the transaction. Upon the Fund providing proper notification to the Company and along with documentation by the Fund to the Company of reasonable costs incurred by the Fund or Designated Portfolio, the Company shall review the transaction and request and will reimburse the Fund or a Designated Portfolio for any charges, costs, fees, interest or other expenses incurred.

(6) All orders transmitted to the Fund prior to 7:00 a.m. Eastern time via the Networking System shall receive prices from the trade date (T) provided that the Company received each such order in proper form on any Business Day by the Order Cut-Off Time, in accordance with Section 1.5 hereof.

If, on any Business Day, (i) a party to this Agreement chooses not to use the Networking System for a particular transaction, or (ii) there are technical problems with the Networking System that render it impracticable for a party to transmit or receive information through the Networking System, the party who determines not to use the Networking System will notify the other party of such determination as early as possible. In such event, the procedures for transmission and settlement set forth in Sections 1.5 and 1.7 of this Agreement shall apply.

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If federal funds are not received on the day the Fund is notified of the purchase request for shares of the Designated Portfolio, then such funds will be invested, and the shares of the Designated Portfolio purchased thereby will be issued at the net asset value next determined after the Fund receives such payment.

The Fund shall not bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds to Contract owners; the Company alone shall be responsible for such action.

To the extent not inconsistent with this Section 1.11 or the NSCC’s Rules and Procedures, the provisions of Article I of this Agreement shall apply to transactions processed through the NSCC.

1.12 The parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Designated Portfolios’ shares may be sold to other investors, which may include separate accounts of insurance companies, and the cash value of the Contracts may be invested in other investment companies.

1.13 The Company will assist the Fund under the policies and procedures described in attached Schedule B in assisting the Fund in implementing the Fund’s policies and procedures on excessive trading practices (as described in the applicable Designated Portfolio’s prospectus from time to time) and the Fund’s restrictions on excessive and/or short-term trading activity and/or purchase and redemption activity that follows a market timing pattern. Pursuant to Rule 22c-2 of the 1940 Act, the Fund and the Company agree to comply with the terms included in the attached Schedule B as of the effective date of this Agreement.

1.14 The Company shall be solely responsible for the accuracy of any instruction transmitted to the Fund via the NSCC system or otherwise (each, an “Instruction”) and the transmission of such Instruction shall constitute the Company’s representation to the Fund that the Instruction is accurate, complete and consistent with instructions received from each person with an indirect interest in shares of a Designated Portfolio through the Account (each a “Beneficial Owner”) for the purchase and/or redemption of shares of any Designated Portfolio issued to the Account for allocation by the Company to each Beneficial Owners’ interest in the Contracts (“Beneficial Owner Instructions”). The Company shall assume responsibility for any loss to the Fund or to a Designated Portfolio caused by any delayed payment, or a cancellation or correction made subsequent to the date as of which an Instruction has been provided, and the Company will immediately pay such loss to the Fund or such Designated Portfolio upon notification.

1.15 The Advisor shall assume responsibility for any loss to the Company or to any contract owner(s), as agreed to by the parties in writing, caused by any delayed payment beyond the standard set forth in Section 1.11 of a redemption(s), or a cancellation or correction made to a redemption Instruction considered “in good order” (as defined in the Fund’s prospectus) subsequent to the date as of which a redemption Instruction has been provided solely to profit the Fund and/or Adviser as a result of such delay, cancellation or correction. For the avoidance of doubt, the parties expressly acknowledge and agree, that the Fund and/or Advisor preserves its rights as described in Schedule C to this Agreement, the Fund’s prospectus, and the Fund’s SAI, and the Fund and/or Advisor shall not be liable for any loss to the Company or to any contract owner as a result of the Fund exercising such rights in regards to an Instruction.

1.16 The Company shall not intentionally withhold placing orders received from customers solely to profit the Company as a result of such withholding, e.g., by a change in the net asset value from that used in determining the offering price to the customers.

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1.17 The Fund and/or Adviser shall not intentionally withhold from transacting orders received from the Company or contract owners solely to profit the Fund and/or Adviser as a result of such withholding, e.g., by a change in the net asset value from that used in determining the offering price to the Company or contract owners.

ARTICLE II. Representations and Warranties

2.1 The Company represents and warrants that the Contracts are or will be registered under the 1933 Act or that the Contracts are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act, in which case the Company will make every effort to maintain such exemption and will notify the Fund and Distributor immediately upon having a reasonable basis for believing that such exemption no longer applies or might not apply in the future. The Company further represents and warrants that the Contracts and any certificates thereunder (i) will be sold by broker-dealers, or their registered representatives, who are registered with the SEC under the 1934 Act, and who are members in good standing of FINRA; (ii) will be issued and sold in compliance in all material respects with all applicable federal and state laws; (iii) will not be sold outside the United States; and (iv) that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements and FINRA suitability guidelines. Without limiting the foregoing, the Company agrees that in recommending to a Contract owner the purchase, sale or exchange of any subaccount units under the Contracts, the person making the recommendation shall have reasonable grounds for believing that the recommendation is suitable for such Contract owner. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Account prior to any issuance or sale thereof as a segregated asset account under the New York insurance laws and has registered or, prior to any issuance or sale of the Contracts, will register the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts. The Company shall register and qualify the Contracts or interests therein as securities in accordance with the laws of the various states only if and to the extent deemed advisable by the Company. The Company also represents, warrants and agrees, on behalf of the Account, that investments by the Account (or the applicable subaccount thereof) in shares of each Designated Portfolio will comply with Section 12(d)(1)(E) of the 1940 Act. Further, the Company represents and warrants that it has in place, and maintains and periodically tests, procedures reasonably designed to prevent Beneficial Owner Instructions received after the Order Cut-Off Time on any Business Day from being executed with Beneficial Owner Instructions received before the Order Cut-Off Time on that Business Day.

2.2 The Fund represents and warrants that Designated Portfolio shares sold pursuant to this Agreement shall be registered under the 1933 Act, and that the Fund is and shall remain registered under the 1940 Act. The Fund amends the Registration Statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.

2.3 RESERVED.

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2.4 The Fund makes no representations as to whether any aspect of its operations, including but not limited to, investment policies, fees and expenses, complies with the insurance and other applicable laws of the various states.

2.5 The Fund represents that it is lawfully organized and validly existing under the laws of the state of Delaware and that it does and will comply in all material respects with the 1940 Act and any applicable regulations thereunder.

2.6 The Distributor represents and warrants that it is a member in good standing of the FINRA and is registered as a broker-dealer with the SEC and will remain duly registered under all applicable federal and state securities laws. The Distributor further represents and warrants that it serves as principal underwriter/distributor of the Fund and that it will distribute the Fund shares in accordance with applicable state and federal securities laws.

2.7 The Adviser represents and warrants that it is and shall remain duly registered under all applicable federal and state securities laws and that it shall perform its obligations for the Fund in compliance in all material respects with the applicable state and federal securities laws.

2.8 The Fund represents and warrants that all of its trustees, officers, and other individuals or entities dealing with the money and/or securities of the Designated Portfolios are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.9 The Company represents and warrants that all of its directors, officers, employees, and other individuals/entities employed or controlled by the Company dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage in an amount not less than $5 million. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company. The Company agrees that any amounts received under such bond in connection with claims that arise from the arrangements described in this Agreement will be held by the Company for the benefit of the Fund. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Adviser, the Fund and the Distributor in the event that such coverage no longer applies. The Company agrees to exercise its best efforts to ensure that other individuals/entities not employed or controlled by the Company and dealing with the money and/or securities of the Fund maintain a similar bond or coverage in a reasonable amount.

2.10 RESERVED.

2.11 The Adviser represents that, with respect to the Designated Portfolios listed in Schedule A of this Agreement that are available for investment by the Account, it has claimed an exclusion from the definition of “commodity pool operator” (“CPO”) under the Commodity Exchange Act (“CEA”) and the Commodity Futures Trading Commission (“CFTC”) rules promulgated thereunder, or is otherwise exempt from registration as a CPO, and therefore is not subject to regulation as a CPO. In addition, the Adviser represents that, with respect to those Designated Portfolios, it is also relying on an exclusion from the definition of “commodity trading

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advisor (“CTA”) under the CEA and the CFTC rules promulgated thereunder, or is otherwise exempt from registration as a CTA, and therefore is not subject to regulation as a CTA. To the extent that the Adviser becomes no longer eligible, or actively takes steps so that it will no longer be eligible, to claim or rely on an exclusion from the definition of a CPO or CTA, or an exemption from registration as a CPO or CTA, with respect to the Designated Portfolios, the Adviser agrees to provide the Company with prompt notice, in writing, of such change in, or plans to change, regulatory status.

2.12 The Company represents that it has adopted policies and procedures in compliance with applicable U.S. Department of Treasury and/or Office of Foreign Assets Control laws, regulations, requirements and guidance (including, but not limited to, those regarding Specially Designated Nationals and Blocked Persons, or any similar provisions; collectively, “OFAC Requirements”).

2.13 The Company represents that it is in compliance and/or will comply with any applicable money laundering and currency transactions reporting laws, regulations and government or regulatory guidance, that it is subject to.

ARTICLE III. Fund Documents and Proxy Statements; Voting

3.1 The Company intends to satisfy its requirement to deliver to existing Contract owners that allocate value to a Designated Portfolio through the Account (each, an “Existing Contract Owner”), under certain circumstances, a Statutory Prospectus and/or Summary Prospectus (as defined in Rule 498A (“Rule 498A”) under the 1933 Act) for the Designated Portfolios by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery. The Company also intends to comply with the requirements, terms and conditions of Rule 30e-3 under the 1940 Act (“Rule 30e-3”) in order to satisfy its obligation under Rule 30e-2 under the 1940 Act to deliver Designated Portfolio shareholder reports to Existing Contract Owners. In order to assist the Company with its obligations under Rule 498A and Rule 30e-3, the Fund agrees to prepare and make available on its website and provide a link for the Company and contract owners to access the following documents and any amendments or supplements thereto (collectively, the “Fund Documents”) to the Company, as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Designated Portfolios;

(ii)	Statutory Prospectus (together with the Summary Prospectus, the “prospectus”) for the Designated Portfolios;

(iii)	SAI for the Designated Portfolios;

(iv)	Most recent annual and semi-annual reports to shareholders for the Designated Portfolios (together, the “Shareholder Reports”);

(v)	Complete Portfolio Holdings from Shareholder Reports containing a summary schedule of investments; and

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(vi)	Portfolio Holdings for most recent first and third fiscal quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

The Fund shall provide, or make available, the Summary Prospectus, Statutory Prospectus and SAI to the Company (or its designee), and any supplements or amendments to any of the foregoing documents, within a time frame reasonably designed to assist the Company in complying with the Company’s website posting obligations under Rule 498A, as the Company may reasonably request sufficiently in advance, in order to facilitate a continuous offering of the Company’s securities and the Contracts. The Fund shall provide the Shareholder Reports and Portfolio Holdings within a timeframe reasonably designed to assist the Company in complying with the Company’s website posting obligations under Rule 30e-3. The Company agrees that it will not make public any Portfolio Holdings information prior to the date on which the Fund files such information with the SEC on EDGAR, and will adhere to the confidentiality provisions of Sections 11.2 hereof with respect to Portfolios Holdings information in the form the Fund provides. If the Fund does not provide the Company with a Designated Portfolio’s complete Portfolio Holdings pursuant to Rule 30e-3(b)(1)(iii) because they are currently included in the Shareholder Report, and later seeks to discontinue including the complete Portfolio Holdings in the Shareholder Report, the Fund will give the Company no less than sixty (60) day’s advance written notice prior to implementing the change. The Fund shall provide the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that are convenient for both reading online and printing on paper (in accordance with Rule 30e-3 and Rule 498A). The Company shall host and maintain a website as specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website in accordance with the conditions set forth in that paragraph, provided that the Fund fulfills its obligations under this Agreement.

From time to time, as requested by the Company, the Fund shall provide the Company with as many paper copies of the Fund’s current Fund Documents (describing only the Designated Portfolios listed on Schedule A) as are necessary to satisfy requests from Existing Contract Owners pursuant to paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A. The Fund shall provide the Company (at the Company’s request and at Fund’s expense) with as many paper copies of the Fund’s current Fund Documents (describing only the Designated Portfolios listed on Schedule A) as the Company may reasonably request for delivery to Existing Contract Owners. The Fund will provide the paper copies of said Fund Documents to the Company or to its mailing agent on a timely basis. If requested by the Company in lieu thereof, the Fund shall provide such documentation (including “camera ready” final copies of the Fund Documents as set in type or on a diskette, at the Fund’s expense) and other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution to Existing Contract Owners; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Fund. The Fund shall reimburse the Company for the costs of mailing the Fund Documents to Existing Contract Owners. The Fund will also provide the Company with a copy of the Fund’s prospectus through an electronic format that is suitable for website posting to facilitate the Company’s efforts to provide Fund prospectuses via electronic delivery. The Company shall update its website with the most recent version of any Fund Document for a Designated Portfolio no earlier than the date of such Fund Document and shall remove from its website any earlier copies of such Fund Document no later than the time for which the effectiveness of such Fund Document expires.

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3.2 The Company assumes sole responsibility for ensuring that the Fund Documents provided by the Fund or its agent to the Company are delivered to Existing Contract Owners in accordance with Rule 498A and Rule 30e-3. Without regard to expense allocation, the Company shall be responsible for: (i) preparing and providing the paper notice to its Existing Contract Owners in accordance with, and as required by, paragraphs (c) and (d) of Rule 30e-3 under the 1940 Act; (ii) fulfilling ad hoc requests from Existing Contract Owners for a paper copy of any Fund Document, in accordance with paragraph (e) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A; and (iii) fulfilling Existing Contract Owner elections to receive future Shareholder Reports in paper, in accordance with paragraph (f) of Rule 30e-3. The Company also assumes sole responsibility for (i) maintaining all Fund Documents on the Company’s website in the form provided by the Fund, and the Fund and/or Adviser agree to provide the Company with a copies of Fund Documents through an electronic format that is suitable for website posting to facilitate the Company’s efforts to provide Fund prospectuses via electronic delivery, (ii) promptly replacing such Fund Documents on the Company’s website with all updates provided by the Fund, and (iii) ensuring that any website posting on the Company’s website, or the Company’s use of the Fund Documents, is in compliance with this Agreement and Rule 498A and Rule 30e-3; provided, however, the foregoing shall not preclude the Fund or the Adviser from maintaining a separate website for the Designated Portfolios. In addition, the Fund, the Adviser and the Distributor are not responsible for any additional costs or additional liabilities that may be incurred by the Company as a result of the Company’s obligations as specified in this Agreement to place Fund Documents on the Company’s website, other than as expressly stated in this Agreement. The Company shall also make reasonable efforts to comply with the “safe harbor” provisions, terms and conditions of paragraph (b)(5) of Rule 30e-3 and paragraph (h)(4) of Rule 498A.

3.3 The Fund shall provide, or shall cause its agents to provide, such data regarding each Designated Portfolio’s expense ratios and investment performance as the Company shall reasonably request in order for the Company to fulfill its obligations under Form N-4 and Rule 498A. Without limiting the generality of the foregoing, the Fund shall provide, or shall cause its agents to provide, the following Designated Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Contracts (and as otherwise reasonably requested by the Company), but in no event later than sixty (60) calendar days after the close of each Designated Portfolio’s fiscal year (and promptly notify the Company of any changes to the following information):

a.

the gross “Annual Portfolio Company Expenses” for each Designated Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements for the time periods required in Form N-1A; and

b.

the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Designated Portfolio calculated in accordance with Item 3 of Form N-1 A, that include any expense reimbursements or fee waiver arrangements, and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Designated Portfolio (or Fund) or its affiliates; and

c.

the “Average Annual Total Returns” for each Designated Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1 A (for the 1-year, 5-year, 10-year and/or since inception periods, as applicable for each Designated Portfolio).

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3.4 The Fund, at its expense, shall provide the Company with copies of its proxy material and other communications to shareholders in such quantity as the Company shall reasonably require for distributing to Existing Contract Owners. The Company will distribute this proxy material and other communications to Existing Contract Owners. With respect to any Fund Document or other Fund communication that is printed for Existing Contract Owners together with communications for other investment vehicles funding the Account (a “Company Document”), the Fund agrees to pay its proportionate share of reasonable expenses as represented by the ratio that the number of pages of the Fund Documents or other Fund communications bear to the total number of pages in the Company Document.

3.5 The Company agrees that the Account (or the applicable subaccount thereof) will comply with Section 12(d)(1)(E) of the 1940 Act with respect to its investments in the Designated Portfolios. In accordance therewith, the Company shall:

(i)	solicit voting instructions from Contract owners;

(ii)	vote the Designated Portfolio shares in accordance with instructions received from Contract owners; and

(iii) vote Designated Portfolio shares for which no timely instructions have been received in the same proportion as shares of such Designated Portfolio for which instructions have been received,

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners or to the extent otherwise required by law. The Company reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law.

3.6 RESERVED.

ARTICLE IV. Sales Material and Information

4.1 Adviser hereby grants to Company a non-exclusive, worldwide, non-transferable, non-sublicensable, royalty-free and limited license to use its trademarks, the Fund’s trademarks, its name, and the Fund name(s) in connection with its obligations under this Agreement. Notwithstanding the foregoing license, unless Company will use the Adviser’s/Fund’s trademark(s) and/or the Adviser’s/Fund name(s) in or as a part of Sales Literature or Other Promotional Materials that includes other fund companies’ trademarks and/or fund names as a listing of funds available in connection with the sale of Contracts, Company shall furnish, or shall cause to be furnished, to the Adviser, the Fund and the Distributor, each piece of Sales Literature or Other Promotional Materials that the Company develops or uses and in which (a) a trademark of the Adviser or the Fund or the Distributor appears or is shown or (b) the Fund (or a Designated Portfolio thereof) or the Adviser or the Distributor is named, at least ten calendar days prior to its use. No such material shall be used by Company if the Adviser, the Fund or the Distributor reasonably objects to such use within ten calendar days after receipt of such material. The Adviser, the Fund and the Distributor reserve the right to reasonably object to the continued use of such material, and no such material shall be used by Company if the Adviser, the Fund or the Distributor so objects. All such use by Company of such material shall be in accordance with Adviser’s, the Fund’s or the Distributor’s reasonable policies regarding advertising and trademark use. The Adviser, the Fund and the Distributor, in their sole discretion from time to time, may change the appearance and/or style of their trademarks, provided that Company is given sufficient advance

NTAC:3NS-20	12

notice to implement any such changes. Company acknowledges and agrees that, except for the limited license granted pursuant to this section, (i) the Adviser, the Fund and the Distributor have the rights to license their trademarks, (ii) Company has no rights, title or interest in or to the Adviser’s, the Fund’s or the Distributor’s trademarks, and (iii) all use of such trademarks by Company shall inure to the benefit of the Adviser, the Fund or the Distributor, respectively. Company shall not apply for registration of a trademark that is confusingly similar or identical to any of the Adviser’s, the Fund’s or the Distributor’s trademarks anywhere in the world. The Adviser, the Fund and the Distributor may rescind this license at any time if it determines, in its sole discretion, that use of its trademarks or the Fund name(s) will have an adverse effect on the Adviser, the Fund or the Distributor. Upon the expiration or termination of this Agreement or the termination of the license granted in this section, Company shall promptly cease using the trademarks of the Adviser, the Fund and the Distributor except as the parties may agree in writing.

4.2 The Company shall not give any information or make any representations or statements on behalf of the Fund, the Adviser or the Distributor or concerning the Fund, the Adviser or the Distributor in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus or SAI for the applicable Designated Portfolio’s shares, as such registration statement and prospectus or SAI may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in Sales Literature or Other Promotional Materials approved by the Adviser, the Fund or their designee or by the Distributor, except with the permission of the Adviser, the Fund or the Distributor or their designee (except with respect to sales literature only with permission of the Distributor).

4.3 The Fund and the Adviser, or their designee, shall furnish, or shall cause to be furnished, to the Company, each piece of Sales Literature or Other Promotional Materials in which the Company, and/or its Account, is named at least ten calendar days prior to its use. No such material shall be used if the Company reasonably objects to such use within ten calendar days after receipt of such material. The Company reserves the right to reasonably object to the continued use of such material and no such material shall be used if the Company so objects.

4.4. The Fund, the Adviser and the Distributor shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account, or the Contracts other than the information or representations contained in a registration statement, prospectus, or SAI for the Contracts, as such registration statement, prospectus or SAI may be amended or supplemented from time to time, or in published reports for the Account which are in the public domain or approved by the Company for distribution to Contract owners, or in Sales Literature or Other Promotional Materials approved by the Company or its designee, except with the permission of the Company.

4.5 As required by applicable federal securities laws, the Fund, or its designee, will make available on its website all current prospectuses, SAIs, shareholder reports, that relate to the shares of the Designated Portfolios in which the Account invests, promptly and, at no time, later than the effective date of each document listed herein, after the filing of such document(s) with the SEC or other regulatory authorities.

4.6 The Company will provide to the Fund at least one complete copy of all registration statements, prospectuses, SAIs, reports, solicitations for voting instructions, Sales Literature and Other Promotional Materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Account, within a reasonable time after the filing of such document(s) with the SEC or other regulatory authorities.

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4.7 For purposes of this Article IV, the phrase “Sales Literature and Other Promotional Materials” includes, but is not limited to, any of the following that refer to the Fund or any affiliate of the Fund: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, SAIs, shareholder reports, proxy materials, and any other communications distributed or made generally available with regard to the Fund.

4.8 The Fund, or its designee, will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Designated Portfolio, and of any material change in a Designated Portfolio’s registration statement (other than changes that take place at the time of the annual prospectus update), particularly any change resulting in a material change to the registration statement or prospectus or SAI for any Account, to the extent such notice is permissible under the law and the Fund’s selective disclosure policies and a determination is made by the Fund to mail such supplements to the Designated Portfolio’s shareholders. The Fund will cooperate with the Company so as to enable the Company to solicit proxies from Existing Contract Owners or to make changes to its prospectus, SAI or registration statement, in an orderly manner. The Company will be seeking to combine mailings to Existing Contract Owners, as allowed by law, rule or regulation, to reduce costs to the extent practicable.

ARTICLE V. Fees and Expenses

5.1 The Fund, the Adviser and the Distributor shall pay no fee or other compensation to the Company under this Agreement.

5.2 All expenses incident to performance by the Fund under this Agreement shall be paid by the Fund, except as otherwise provided herein. The Fund shall see to it that all Designated Portfolio shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Fund, in accordance with applicable state laws prior to their sale. The Fund shall bear the expenses for the cost of registration and qualification of each Designated Portfolio’s shares, preparation and filing of each Designated Portfolio’s prospectus and registration statement, proxy materials and reports, setting the prospectus in type, setting in type and printing the proxy materials and reports to shareholders (including the costs of printing a prospectus that constitutes an annual report), the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of the Designated Portfolio’s shares.

5.3 The applicable parties shall bear the expenses of printing each Designated Portfolio’s prospectus, SAI and other Fund Documents and of distributing the Fund Documents, proxy materials, and other communications to Existing Contract Owners and prospective Contract owners as described in Sections 3.1 through 3.5.

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ARTICLE VI. Qualification

6.1 The Fund represents that each Designated Portfolio is or will be qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provisions) and that it will notify the Company immediately upon having a reasonable basis for believing that the Fund has ceased to so qualify or that the Fund might not so qualify in the future.

6.2 The Company represents that the Contracts are currently, and at the time of issuance shall be, treated as life insurance, endowment contracts, or annuity insurance contracts, under applicable provisions of the Code, and that it will make every effort to maintain such treatment, and that it will notify the Adviser, the Fund and the Distributor immediately upon having a reasonable basis for believing the Contracts have ceased to be so treated or that they might not be so treated in the future.

ARTICLE VII. Indemnification

7.1 Indemnification by the Company of the Adviser and the Fund

7.1(a). The Company agrees to indemnify and hold harmless the Adviser and the Fund and each of their respective officers, trustees and directors and each person, if any, who controls the Adviser or the Fund within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 7.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses) (for purposes of this Section 7.1, collectively a “Loss”), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such Loss (or actions in respect thereof) is related to the sale or acquisition of a Designated Portfolio’s shares or the Contracts and:

(i)

arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the Registration Statement, prospectus (which shall include an offering memorandum, if any), or SAI for the Contracts or contained in Sales Literature or Other Promotional Materials for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund for use in the Registration Statement, prospectus or SAI for the Contracts or in the Contracts or Sales Literature or Other Promotional Materials (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Designated Portfolio shares; or

NTAC:3NS-20	15

(ii)

arise out of or as a result of statements or representations (other than statements or representations contained in the Registration Statement, prospectus, SAI, or Sales Literature or Other Promotional Materials of the Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its authorization or control, with respect to the sale or distribution of the Contracts or Designated Portfolio shares; or

(iii)

arise out of any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus, SAI or Sales Literature or Other Promotional Materials of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Fund, the Adviser or the Distributor by or on behalf of the Company; or

(iv)

arise as a result of any material failure by the Company to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Article VI of this Agreement); or

(v)

arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company, as limited by and in accordance with the provisions of Sections 7.1(b) and 7.1(c) hereof.

For purposes of this Section 7.1, Loss shall include, without limitation, all costs associated with or arising out of any failure of the Company to comply with the qualification requirements specified in Article VI, including, without limitation, all costs associated with correcting or responding to any such failure.

7.1(b). The Company shall not be liable under this indemnification provision with respect to any Loss to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.

7.1(c). The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought

NTAC:3NS-20	16

otherwise than on account of this indemnification provision, except to the extent that the failure to notify results in the failure of actual notice to the Company and the Company is damaged solely as a result of failure to give such notice. In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Company to such party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless:

(i)	the Company and the Indemnified Party will have mutually agreed to the retention of such counsel; or

(ii)

the named parties to any such proceeding (including any impleaded parties) include both the Company and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Company will not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there is a final judgment for the plaintiff, the Company agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

7.1(d). The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with this Agreement, the issuance or sale of the Designated Portfolio shares or the operation of the Fund.

7.2 Indemnification by the Adviser of the Company

7.2(a). The Adviser agrees to indemnify and hold harmless the Company and each of its trustees and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 7.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Adviser) or litigation (including legal and other expenses) (for purposes of this Section 7.2, collectively a “Loss”) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such Loss (or actions in respect thereof) is related to the sale or acquisition of a Designated Portfolio’s shares or the Contracts; and

(i)

arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or prospectus or SAI or Sales Literature or Other Promotional Materials of the Designated Portfolios (or any amendment or supplement to any of the foregoing), or arise out of

NTAC:3NS-20	17

or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Adviser, the Underwriter or Fund by or on behalf of the Company for use in the Registration Statement or prospectus for a Designated Portfolio or in Sales Literature or Other Promotional Materials (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Designated Portfolio shares; or

(ii)

arise out of or as a result of statements or representations (other than statements or representations contained in the Registration Statement, prospectus, SAI or Sales Literature or Other Promotional Materials for the Contracts not supplied by the Adviser, the Fund or persons under their control) or wrongful conduct of the Fund or Adviser or persons under their control, with respect to the sale or distribution of the Contracts or Designated Portfolio shares; or

(iii)

arise out of any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus, SAI, or Sales Literature or Other Promotional Materials of the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Fund or the Adviser; or

(iv)

arise as a result of any material failure by the Fund or the Adviser to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Article VI of this Agreement); or

(v)

arise out of or result from any material breach of any representation and/or warranty made by the Adviser in this Agreement or arise out of or result from any other material breach of this Agreement by the Adviser;

as limited by and in accordance with the provisions of Sections 7.2(b) and 7.2(c) hereof.

For purposes of this Section 7.2, Loss shall include, without limitation, all costs associated with or arising out of any failure of the Fund or any Designated Portfolio to comply with the qualification requirements specified in Article VI, including, without limitation, all costs associated with correcting or responding to any such failure.

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7.2(b). The Adviser shall not be liable under this indemnification provision with respect to any Loss to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.

7.2(c). The Adviser shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Adviser of any such claim shall not relieve the Adviser from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the failure to notify results in the failure of actual notice to the Adviser and the Adviser is damaged solely as a result of failure to give such notice. In case any such action is brought against an Indemnified Party, the Adviser will be entitled to participate, at its own expense, in the defense thereof. The Adviser also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Adviser to such party of the Adviser’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Adviser will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless:

(i)	the Adviser and the Indemnified Party will have mutually agreed to the retention of such counsel; or

(ii)

the named parties to any such proceeding (including any impleaded parties) include both the Adviser and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Adviser will not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there is a final judgment for the plaintiff, the Adviser agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

7.2(d). The Indemnified Parties will promptly notify the Adviser of the commencement of any litigation or proceedings against them in connection with this Agreement, the issuance or sale of the Contracts, the operation of the Account, or the sale or acquisition of Designated Portfolio shares.

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7.3 Indemnification by the Fund of the Company

7.3(a). The Fund agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 7.3) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement with the written consent of the Fund) or litigation (including legal and other expenses) (for purposes of this Section 7.3, collectively a “Loss”) to which the Indemnified Parties may be required to pay or may become subject under any statute or regulation, at common law or otherwise, insofar as such Loss (or actions in respect thereof) are related to the operations of the Fund and:

(i)

arise as a result of any material failure by the Fund to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Article VI of this Agreement); or

(ii)

arise out of or result from any material breach of any representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund, as limited by and in accordance with the provisions of Sections 7.3(b) and 7.3(c) hereof.

For purposes of this Section 7.3, Loss shall include, without limitation, all costs associated with or arising out of any failure of the Fund or any Designated Portfolio to comply with the qualification requirements specified in Article VI, including, without limitation, all costs associated with correcting or responding to any such failure.

7.3(b). The Fund shall not be liable under this indemnification provision with respect to any Loss to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.

7.3(c). The Fund shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve the Fund from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the failure to notify results in the failure of actual notice to the Fund and such Fund is damaged solely as a result of failure to give such notice. In case any such action is brought against an Indemnified Parties, the Fund will be entitled to participate, at its own expense, in the defense thereof. The Fund also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Fund to such party of the Fund’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Fund will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless:

NTAC:3NS-20	20

(i)	the Fund and the Indemnified Party will have mutually agreed to the retention of such counsel; or

(ii)

the named parties to any such proceeding (including any impleaded parties) include both the Fund and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Fund will not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there is a final judgment for the plaintiff, the Fund agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

7.3(d). The Indemnified Parties will promptly notify the Fund of the commencement of any litigation or proceeding against them in connection with this Agreement, the issuance or sale of the Contracts, the operation of the Account, or the sale or acquisition of Designated Portfolio shares.

7.4 Indemnification by the Distributor of the Company

7.4(a). The Distributor agrees to indemnify and hold harmless the Company and each of its trustees and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 7.4) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Distributor) or litigation (including legal and other expenses) (for purposes of this Section 7.4, collectively a “Loss”) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the distribution of a Designated Portfolio’s shares and:

(i)

arise out of or result from any material breach by Distributor of any representation and/or warranty made by the Distributor in this Agreement or arise out of or result from any other material breach of this Agreement by the Distributor; or

(ii)

arise out of or result from Distributor’s willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of Distributor’s reckless disregard of its obligations or duties under this Agreement, as limited by and in accordance with the provisions of Sections 7.4(b) and 7.4(c) hereof.

7.4(b). The Distributor shall not be liable under this indemnification provision with respect to any Loss to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.

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7.4(c). The Distributor shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Distributor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Distributor of any such claim shall not relieve the Distributor from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the failure to notify results in the failure of actual notice to the Distributor and the Distributor is damaged solely as a result of failure to give such notice. In case any such action is brought against an Indemnified Party, the Distributor will be entitled to participate, at its own expense, in the defense thereof. The Distributor also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Distributor to such party of the Distributor’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Distributor will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless:

(i)	the Distributor and the Indemnified Party will have mutually agreed to the retention of such counsel; or

(ii)

the named parties to any such proceeding (including any impleaded parties) include both the Distributor and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Distributor will not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there is a final judgment for the plaintiff, the Distributor agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

7.4(d). The Indemnified Parties will promptly notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Account.

7.5 Indemnification by the Company of the Distributor

7.5(a). The Company agrees to indemnify and hold harmless the Distributor and each of its officers and directors and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 7.5) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such Loss (or actions in respect thereof) is related to the sale or acquisition of a Designated Portfolio’s shares or the Contracts and:

NTAC:3NS-20	22

(i)

arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the Registration Statement, prospectus (which shall include an offering memorandum, if any), or SAI for the Contracts or contained in Sales Literature or Other Promotional Materials for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Distributor for use in the Registration Statement, prospectus or SAI for the Contracts or in the Contracts or Sales Literature or Other Promotional Materials (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Designated Portfolio shares; or

(ii)

arise out of or as a result of statements or representations (other than statements or representations contained in the Registration Statement, prospectus, SAI, or Sales Literature or Other Promotional Materials of the Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its authorization or control, with respect to the sale or distribution of the Contracts or Designated Portfolio shares; or

(iii)

arise out of any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus, SAI, or Sales Literature or Other Promotional Materials of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished by or on behalf of the Company; or

(iv)

arise as a result of any material failure by the Company to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Article VI of this Agreement); or

(v)

arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company, as limited by and in accordance with the provisions of Sections 7.5(b) and 7.5(c) hereof.

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7.5(b). The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.

7.5(c). The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the failure to notify results in the failure of actual notice to the Company and the Company is damaged solely as a result of failure to give such notice. In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Company to such party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless:

(i)	the Company and the Indemnified Party will have mutually agreed to the retention of such counsel; or

(ii)

the named parties to any such proceeding (including any impleaded parties) include both the Company and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Company will not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there is a final judgment for the plaintiff, the Company agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

7.5(d). As applicable, the Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with this Agreement, the issuance or sale of Designated Portfolio shares or the operation of the Fund.

ARTICLE VIII. Applicable Law

8.1 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

NTAC:3NS-20	24

8.2 This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE IX. Termination

9.1 This Agreement shall continue in full force and effect until the first to occur of:

(a)

termination by any party, for any reason with respect to some or all Designated Portfolios, by six (6) months’ advance written notice delivered to the other parties or, if later, upon receipt of any required exemptive relief or orders from the SEC, unless otherwise agreed in a separate written agreement among the parties; or

(b)

termination by the Company by written notice to the Adviser, the Fund and the Distributor with respect to any Designated Portfolio based upon the Company’s determination that shares of the Designated Portfolio are not reasonably available to meet the requirements of the Contracts; provided that such termination shall apply only to the Designated Portfolio not reasonably available; or

(c)

termination by the Company by written notice to the Adviser, the Fund and the Distributor in the event any of the Designated Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d)

termination by the Adviser, the Fund or the Distributor in the event that formal administrative proceedings are instituted against the Company by the FINRA, the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Fund shares; provided, however, that the Adviser, the Fund or the Distributor determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(e)

termination by the Company in the event that formal administrative proceedings are instituted against the Fund, the Adviser or the Distributor by the FINRA, the SEC, or any state securities or insurance department or any other regulatory body; provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Fund, the Adviser or the Distributor to perform its obligations under this Agreement; or

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(f)

termination by the Company by written notice to the Adviser, the Fund and the Distributor with respect to any Designated Portfolio in the event that such Designated Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M, or if the Company reasonably believes that such Designated Portfolio may fail to so qualify or comply; or

(g)

termination by the Adviser, the Fund or the Distributor by written notice to the Company in the event that the Contracts fail to meet the qualifications specified in Section 6.2 hereof; or if the Adviser, the Fund or the Distributor reasonably believes that such Contracts may fail to so qualify; or

(h)

termination by either the Adviser, the Fund or the Distributor by written notice to the Company, if either one or all of the Adviser, the Fund or the Distributor (in consultation with the Fund) respectively, shall determine, in their sole judgment (or with respect to the Distributor, in its judgment after consultation with the Fund) exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(i)

termination by the Company by written notice to the Adviser, the Fund and the Distributor, if the Company shall determine, in its sole judgment exercised in good faith, that the Fund, the Adviser, or the Distributor has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity;

(k)

termination by the Company upon any substitution of the shares of another investment company or series thereof for shares of a Designated Portfolio of the Fund in accordance with the terms of the Contract, provided that the Company has given, no later than the date of filing of the application of the proposed substitution of securities or any correspondence with the SEC or its staff in lieu thereof (and, in any event, at least 45 days prior to the date of any proposed substitution), written notice to the Fund of the date of substitution;

(l)	termination by mutual agreement of the parties at any time; or

(m)

termination by a party (the “Terminating Party”) upon written notice to the other parties if another party (the “Breaching Party”) materially breaches any of its representations and warranties made in this Agreement or the Breaching Party is materially in default in the performance of any of its duties or obligations under this Agreement, and the Breaching Party fails to remedy such default or breach to the Terminating Party’s reasonable satisfaction within 30 days after such notice of termination; or

(n)

termination by the Fund if the Board, in the exercise of its fiduciary duties, either (i) determines that such termination is a necessary or appropriate remedy for a breach of this Agreement, which includes a violation of laws, or (ii) determines to completely liquidate a Designated Portfolio or the applicable share class of a Designated Portfolio in which the Account (or a subaccount thereof) invests.

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9.2 Notice Requirement. No termination of this Agreement will be effective unless and until the party terminating this Agreement gives prior written notice to all other parties of its intent to terminate, which notice will set forth the basis for the termination.

9.3 Effect of Termination. Notwithstanding any termination of this Agreement, the Adviser, the Fund and the Distributor shall, at the option of the Company, and so long as not prohibited by law, continue to make available additional shares of the Designated Portfolios pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, the owners of the Existing Contracts will be permitted to reallocate investments in the Designated Portfolios, redeem investments in the Designated Portfolios and/or invest in the Designated Portfolios upon the making of additional purchase payments under the Existing Contracts.

9.4 The Company shall not redeem Designated Portfolio shares attributable to the Contracts (as opposed to Designated Portfolio shares attributable to the Company’s assets held in the Account) except (i) as necessary to implement Contract owner initiated or approved transactions, (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a “Legally Required Redemption”), or (iii) pursuant to the terms of a substitution order issued by the SEC pursuant to Section 26(c) of the 1940 Act or a no-action letter thereunder. Upon request, the Company will promptly furnish to the Fund, the Adviser and the Distributor reasonable assurance that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, the Company shall not prevent Contract owners from allocating payments to a Designated Portfolio that was otherwise available under the Contracts without first giving the Fund, the Adviser and the Distributor 45 days’ notice of its intention to do so.

9.5 Notwithstanding any termination of this Agreement, the obligations of the parties under Article VII “Indemnification” shall survive. In addition, with respect to Existing Contracts, all provisions of this Agreement also will survive and not be affected by any termination of this Agreement.

ARTICLE X. Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Fund:

Northern Funds

50 South LaSalle Street

Chicago IL 60603

Attn: Kevin O’Rourke

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If to the Company:

TIAA

8500 Andrew Carnegie Blvd

Charlotte, North Carolina 28262

Attention: Mike Kloss

If to Distributor:

Northern Funds Distributors, LLC

Three Canal Plaza, Suite 100

Portland, Maine 04101

Attention: Legal Department

If to Adviser:

Northern Trust Investments Inc

50 South LaSalle Street

Chicago IL 60603

Attn: Kevin O’Rourke

With copies to:

The Northern Trust Company

Attn: Legal Department – Asset Management

50 South LaSalle Street

Chicago IL 60603

ARTICLE XI. Miscellaneous

11.1 All persons dealing with the Fund must look solely to the property of the respective Designated Portfolio listed on Schedule A hereto as though such Designated Portfolio had separately contracted with the Company, the Adviser and the Distributor for the enforcement of any claims against the Fund. The parties agree that neither the Board, officers, agents or shareholders assume any personal liability or responsibility for obligations entered into by or on behalf of the Fund.

11.2

(a)

Each party (a “receiving party”) agrees to protect the confidentiality of any and all information furnished by another party (a “disclosing party”) in connection with this Agreement with at least the same degree of care that it uses to protect its own confidential information. The parties expressly acknowledge and agree, for the avoidance of doubt, that such confidential information shall include, but not be limited to Fund Portfolios Holdings information.

NTAC:3NS-20	28

(b)

A receiving party may, however, use such information and disclose such information: (i) as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to such receiving party; (ii) as necessary to carry out any duties and obligations under this Agreement; (iii) as necessary in connection with a court order, subpoena, or government or regulatory agency demand or request; (iv) as required by any applicable law, rule, or regulation; or (v) with the express written consent of the disclosing party.

(c)

The provisions of this Section 11.2 shall not apply to any information which: (a) is independently developed in a legal manner by the receiving party, provided the receiving party can satisfactorily demonstrate such independent development with appropriate documentation; (b) is known to the receiving party prior to disclosure by the disclosing party; (c) is lawfully disclosed to the receiving party by a third party not under a separate duty of confidentiality with respect thereto to the disclosing party; or (d) is otherwise publicly available through no fault or breach by the receiving party.

(d)

Each party agrees to discontinue use of and destroy, where applicable, all confidential information supplied by another party upon termination of this Agreement unless otherwise required by law, rule, regulation, the party’s internal record keeping policies or for the party’s internal reporting purposes.

(e)

The parties agree that any Non-Public Personal Information, as the term is defined in Regulation S-P (“Reg S-P”) of the SEC, that may be disclosed hereunder is disclosed for the specific purpose of permitting another party or other parties to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Reg S-P and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other party, except to the extent required to carry out the services set forth in this Agreement or as otherwise permitted by law.

(f)

Notwithstanding anything to the contrary in this Section 11.2, the parties agree that any procedures or restrictions set forth herein shall not apply to disclosures of information to the receiving party’s applicable regulatory authorities in connection with routine regulatory examinations or requests for information with respect to which the receiving party shall be permitted to disclose such information necessary to respond to such examinations or requests. To the extent applicable, the receiving party shall advise such regulatory authorities of the confidential nature of such information.

(g)

As applicable to it, and subject to applicable laws, rules, and regulations and any limitations set forth by law enforcement or regulatory authorities, each party shall implement and maintain administrative, technical, and physical safeguards reasonably designed to: (i) ensure the security and confidentiality of confidential information and Non-Public Personal Information; (ii) protect against any anticipated threats or hazards to the security or integrity of confidential information and Non-Public Personal Information; and (iii) protect against unauthorized access to or use of confidential information and Non-Public Personal Information.

NTAC:3NS-20	29

(h)

Subject to applicable laws, rules, and regulations and any limitations set forth by law enforcement or regulatory authorities or other applicable contractual provisions: (a) if a party becomes aware of any unauthorized access to confidential information and/or Non-Public Personal Information (an “Incident”), that party will take appropriate actions to contain and mitigate the Incident, including prompt notification to the other party or parties of the Incident, to enable the other party or parties to expeditiously implement its response program or their response programs; and (b) upon request of a party, the other party or parties will reasonably cooperate with it to investigate the nature and scope of any Incident and to take appropriate actions to mitigate, remediate and otherwise respond to the Incident or associated risks.

(i)

Each party hereto acknowledges that a party would suffer irreparable harm in the event of a material breach of the provisions of this Section 11.2 in that monetary damages would be inadequate to compensate for such a breach, and that in the event of any material breach or threatened material breach by a party of any such provisions, the non-breaching party shall be entitled, in addition to such other legal or equitable remedies which might be available, to seek preliminary or temporary injunctive relief in any court of competent jurisdiction against the threatened material breach or continuation of any such material breach without showing or proving any actual damages sustained by it. If the non-breaching party prevails against the breaching party in any action brought to enjoin a material breach or threatened breach of this Section 11.2, it shall be entitled to reasonable attorney’s fees and costs in connection with such legal proceeding.

(j)	Each party hereto agrees that the terms of this Section 11.2 shall survive the termination or cancellation of this Agreement.

11.3 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

11.4 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

11.5 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

11.6 Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the FINRA, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, the Company, the Fund, the Distributor and the Adviser, as applicable, further agree to furnish the New York Department of Financial Services with any information or reports in connection with services provided under this Agreement which it may request in order to ascertain whether the variable contract operations of the Company are being conducted in a manner consistent with New York variable annuity laws and regulations and any other applicable law or regulations.

NTAC:3NS-20	30

11.7 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

11.8 This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto.

11.9 No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties hereto. Notwithstanding the foregoing, the schedules to this Agreement (each, a “Schedule,” collectively, the “Schedules”) form an integral part hereof and are incorporated herein by reference, and the parties to this Agreement may agree in writing to amend the Schedules to this Agreement from time to time to reflect changes in or relating to the Contracts, the Account or the Designated Portfolios of the Fund or other applicable terms of this Agreement. References herein to any Schedule are to the Schedule then in effect, taking into account any amendments thereto.

11.10 Except for the limited purpose specifically described in Section 1 hereof, nothing contained in this Agreement shall be deemed or construed to constitute or create a partnership, association or joint venture or agency relationship among the Company and the Fund, the Adviser and the Distributor.

11.11 Each party agrees to maintain all records required of such party by applicable law relating to the offer and sale of Designated Portfolio shares. Upon the reasonable written request of one party, the other parties will provide access to or provide copies of such records.

** Signature page follows **

NTAC:3NS-20	31

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

COMPANY:	TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By its authorized officer

By:
	Title:	Managing Director
	Date:	5/10/2022

FUND:	Northern Funds

By its authorized officer

By:
	Title:	President
	Date:	May-09-2022

DISTRIBUTOR:	NORTHERN FUNDS DISTRIBUTORS, LLC By its authorized officer

By:
	Title:	Vice President
	Date:	May 6, 2022

NTAC:3NS-20	32

ADVISER:	Northern Trust Investments, Inc.

By its authorized officer

By:
	Title:	Sr. Vice President
	Date:	May-09-2022

NTAC:3NS-20	33

SCHEDULE A

Name of Separate Account and Date Established by Board of Trustees	Contracts Funded by Separate Account	Designated Portfolios
TIAA Separate Account VA-3 May 17, 2006	Access Annuities	Northern Funds- Global Sustainability Index Fund-Class K

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SCHEDULE B

All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

A.	Agreement to Provide Shareholder Information.

The Company agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”) or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the Account and the amount and date of every purchase, redemption, transfer, and exchange of Shares held through the Account during the period covered by the request. Unless otherwise specifically requested by the Fund or its designee, the Company shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

B.	Form of and Period Covered by a Request.

The Fund agrees to provide to the Company a written request including the TIN, if known, or any other identifying factor that would provide assistance in determining the identity of the Shareholder(s). Requests to provide such information shall set forth the specific period for which transaction information is sought. Unless otherwise agreed to by the Company, any such request will not cover a period of more than 90 consecutive Business Days.

C.	Form and Timing of Response.

The Company agrees to provide promptly upon request by the Fund or its designee the requested information specified in Section A. If requested by the Fund or its designee, the Company agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section A is itself a financial intermediary (“indirect intermediary”) and, upon further request by the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section A for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. The Company shall promptly inform the Fund or its designee whether it plans to provide such information or restrict trading. A response required by this paragraph must be in writing and in a mutually agreed upon format. To the extent practical, the format for any transaction information provided should be consistent with the NSCC Standardized Data Reporting Format.

D.	Agreement to Restrict Trading.

The Company agrees to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Fund or its designee as having engaged in transactions of Shares (directly or indirectly through the Company) that violate the Fund’s frequent trading policy. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including the length

NTAC:3NS-20

of time such restriction shall remain in place. If the TIN, ITIN, GII or specific individual Contract owner number or participant account number associated with the Shareholder is not known, then the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through the Company.

The Company agrees to execute instructions to restrict trading as soon as reasonably practical, but not later than five (5) Business Days after receipt of such instructions.

The Company will provide written confirmation to the Fund or its designee that instructions from the Fund to restrict trading have been executed. The Company will provide such confirmation as soon as reasonably practical, but not later than ten (10) Business Days after instructions have been executed.

E.	Limitation on Use of Information.

The Fund agrees not to use the information received from the Company for marketing or any other similar purpose without prior written consent of the Company. The Fund agrees to keep any nonpublic information furnished by the Intermediary confidential consistent with the Fund’s then current privacy policy, except as necessary to comply with federal, state, or local laws, rules, or other applicable legal requirements.

F.	Definitions.

The term Fund means each series of Northern Funds to which this Agreement relates; provided, however, that the term does not include any “excepted funds” as defined in Rule 22c-2(b) under the 1940 Act.

The term Shares means the interest of Shareholders corresponding to the redeemable securities of record issued by a Fund under the 1940 Act that are held by the Company.

The term Shareholder” means a beneficial owner of Shares held in nominee name, a participant in a participant-directed employee benefit plan, and a holder of interests in a fund or unit investment trust that has invested in the Fund in reliance on section 12(d)(1)(E) of the Act. For purposes of this Schedule B, it is anticipated that Shareholders will be each holder of interests in a Contract or a participant in an employee benefit plan with a beneficial interest in a Contract that allocates value to Shares of a Fund.

The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to the Fund (including as a result of purchases, transfers or exchanges), but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to the Fund as a result of “dollar cost averaging” programs, Company- approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in contract value pursuant to a Contract death benefit; (iv) step-ups in contract value pursuant to a Contract living benefit; (v) allocation of assets to the Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or

NTAC:3NS-20

(vi) pre-arranged transfers at the conclusion of a required free look period.

The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of the Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of the Fund as a result of annuity payouts, loans, systematic withdrawal programs, Company-approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of the Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

The term “writing” includes electronic writing (e.g., e-mail) and facsimile transmissions.

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SCHEDULE C

If a Fund or its designee determines that corrective action is necessary with respect to the Account or the Contracts as a result of an error in its computation of the net asset value of Fund shares, dividend or capital gain errors (“Price Error”), the Fund will immediately notify Company of the Price Error in accordance with the Fund’s policies and procedures, but in no event later than when other Fund intermediaries and Fund shareholders are notified. The materiality of an incorrect price will be determined with reference to the Funds’ policies and procedures, which are designed to comply with applicable SEC guidance. The Fund may provide notice of a Price Error via facsimile or via direct or indirect systems access and shall state the incorrect price, the correct price and, to the extent communicated to the Fund’s other shareholders, the reason for the price change. The Fund will also communicate to Company the amount and nature of any changes to the Fund’s applicable records with respect to an Account made in order to correct a Price Error.

The Company shall adjust all Contract owners’ accounts effect by the Price Error and such loss incurred by those Contract owners owed additional shares shall be offset by the gain in Contract owners’ accounts who received excess shares.

Upon receipt of reasonable documentation verifying such losses and in accordance with the Funds’ policies and procedures, the Fund shall reimburse, or shall cause to be reimbursed, the Account with the appropriate number of additional shares. In the event of an overpayment to a Contract owner as a result of any error, Company will make a good faith attempt to the extent practicable and permitted by law to collect such overpayment on behalf of, and return such overpayment to the Fund, provided that Company is not responsible for any losses to the Fund resulting from such overpayments.

Compensating the Company for its Expenses. The Fund shall promptly pay for systems and, or cause to be paid, direct out of pocket costs (including preparing and mailing revised statements) up to $10,000 for each Price Error occurrence as agreed to by the parties in writing; provided, the Company provides a full accounting of expenses and uses its best efforts to mitigate all expenses; and provided further, such cap shall be applied in the aggregate across all agreements between the Company and its affiliates.

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